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                                                                    EXHIBIT 20.1

-------------------------------JOINT PRESS RELEASE------------------------------

                                   TOPRO INC.

Topro, Inc.                                                 For 4:01 EST release
2525 Evans Ave.                                             July 22, 1997
Denver, CO 80219

             TOPRO, INC. BRINGS PROMINENT INDUSTRY EXECUTIVE, LARRY
              HAGEWOOD, TO SENIOR VP, SALES AND MARKETING POSITION


Tuesday, July 22 -- Topro, Inc. (NASDAQ:TPRO) announced today that Larry Hagewood will be joining the Company as Senior VP, Sales and Marketing. Mr. Hagewood brings over twenty-five years of experience in domestic and international markets for delivering both control and manufacturing execution systems. Mr. Hagewood comes to Topro, Inc. from Elsag Bailey Group where he was Vice President with responsibilities for business development of their global systems.

Mr. Hagewood also served Elsag Bailey as Vice President, US Sales and Marketing in addition to Vice President, Corporate Strategic Marketing. During his six year tenure as part of the senior management team, Elsag Bailey grew from a $350 million company, principally based in the United States, to a major global corporation with sales greater than $2 billion and offices located in 25 countries.

During Mr. Hagewood's career, he has served as President and Chief Operating Officer of the Paragon Group, a systems integration company specializing in SAP integration services, and as Vice President, International Operations, for Aeonic Systems, a supplier of Computer Integrated Manufacturing (CIM) systems. Mr. Hagewood has also received significant recognition from industry peers for his market vision as well as his technical design of revolutionary control systems.

"We are very pleased to have Mr. Hagewood join our executive management team at this time as we are rolling out PLANTY2KONE-TM-, our year 2000 product," states John Jenkins, CEO of Topro, Inc. "In addition to using his extensive background in the automation industry to drive our revenue growth, he will lead our efforts to become the dominant supplier of Manufacturing Execution Systems (MES) in the United States as well as to develop our strategy to penetrate international markets."

Mr. Hagewood will join Topro, Inc. in early August as soon as he transfers his responsibilities with Elsag Bailey.

CONTACT:
Pacific Consulting Group, Inc.
Scott Liolios
(714) 574-3860



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